Exhibit 99.2

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
Third Supplement to Proxy Statement
February 6, 2007
     On December 29, 2006, Equity Office Properties Trust (the “Company”) filed a definitive proxy statement relating to its proposed merger with and into Blackhawk Acquisition Trust. On January 29, 2007 and February 2, 2007, the Company filed supplements to the definitive proxy statement which supplemented the information therein. The discussion below further supplements the section entitled “ADDITIONAL INFORMATION ABOUT THE MERGERS”.
Update to Background of the Mergers
     As previously disclosed, on February 1, 2007, the Company received an offer from Vornado Realty Trust (“Vornado”) to acquire the Company for $56.00 per common share, payable (i) $31.00 in cash and (ii) in Vornado common shares having a value (based on an average price prior to closing) equal to $25.00, except that the fraction of a Vornado common share that would be issued for each Company common share would not be less than .1852 nor more than .2174. The offer stated that this collar assures that the overall value of the Vornado offer would remain $56.00 per Company common share so long as the Vornado common share price remained between $115.00 per share and $135.00 per share. As previously disclosed, before the market opened on February 2, 2007, we announced that our board of trustees unanimously determined to reaffirm its recommendation that our shareholders vote in favor of the Blackstone merger and the Blackstone merger agreement.
     On February 3, 2007, representatives of Blackstone contacted the Company and its representatives to indicate Blackstone’s view that the waiver granted by Blackstone on January 19, 2007 regarding the Company’s ability to furnish non-pubic information to, and negotiate with, Vornado was no longer in effect.
     On February 4, 2007, the Company received a non-binding letter from Vornado to acquire the Company. The letter stated that Vornado would acquire the Company in a tender offer to buy up to 55% of the Company’s common shares for $56.00 per share in cash, and then acquire the rest of the Company’s common shares for Vornado common shares through a follow-on merger. If at least 51% of the Company’s common shares were not tendered in the cash tender offer, the proposed transaction would revert to a one-step cash and stock merger, as contemplated by Vornado’s February 1, 2007 offer. Promptly following receipt of this non-binding letter, pursuant to the Blackstone merger agreement, the Company informed Blackstone of its receipt of Vornado’s letter.
     In the morning on February 5, 2007, Mr. Richard D. Kincaid, our President and Chief Executive Officer, asked Mr. Jonathan D. Gray, Senior Managing Director of Blackstone, whether Blackstone would be willing to increase its merger consideration. Mr. Gray told Mr. Kincaid that Blackstone would reply to Mr. Kincaid’s inquiry later that same day.
     In the morning on February 5, 2007, the Company convened its special meeting of our shareholders to consider the Blackstone merger agreement and, as previously disclosed, in order to provide our shareholders with sufficient time to review and consider the information provided by the Company regarding Vornado’s February 1, 2007 offer, immediately adjourned the meeting until February 7, 2007. The Company also issued a press release regarding Vornado’s February 4, 2007 non-binding letter and filed a current report on Form 8-K with the Securities and Exchange Commission (the “SEC”) containing a copy of Vornado’s letter.
     Later in the day on February 5, 2007, Mr. Gray contacted Mr. Kincaid to inform him that Blackstone would be willing to increase the merger consideration to $55.25 per share conditioned upon an increase in the termination fee from $500 million to $700 million and upon the Company’s continued intent to proceed with our special meeting of shareholders scheduled for February 7, 2007 to consider the Blackstone transaction. Mr. Kincaid responded that he would review Blackstone’s proposal with our board of trustees. Mr. Kincaid then discussed Blackstone’s proposal with the Company’s Chairman of the Board, representatives of Merrill Lynch, the Company’s financial advisor, and representatives of Sidley Austin LLP and Venable LLP, the Company’s legal advisors. Following this discussion, Mr. Kincaid contacted Mr. Gray to indicate that, although Blackstone’s proposal would be subject to review by our board of trustees, the Company was interested in determining whether Blackstone would be willing to propose revised merger consideration of $55.50 per share. In the afternoon on February 5, 2007, Mr. Gray contacted Mr. Kincaid to inform him that Blackstone would be willing to increase the merger consideration to $55.50 per share conditioned upon an increase in the termination fee to $720 million (approximately 3% of the total equity value of the Company) and the Company’s continued intent to proceed with our special meeting of shareholders scheduled for February 7, 2007. Shortly following this contact, Simpson Thacher & Bartlett LLP, counsel to Blackstone, delivered a draft amendment to the Merger Agreement and updated debt and equity commitment letters to the Company and its representatives.
     Our board of trustees convened a meeting after the market closed on February 5, 2007, at which representatives of our senior management, Merrill Lynch, Sidley Austin LLP and Venable LLP were present. Mr. Kincaid informed the trustees that Blackstone had formally proposed to increase the merger consideration to $55.50 per share in cash conditioned upon a termination fee of $720 million and upon the Company’s continued intent to proceed with the scheduled date for our special meeting of shareholders. Mr. Kincaid also informed our board regarding Vornado’s non-binding letter, noting that Vornado’s letter did not increase the amount of per share consideration beyond the $56.00 stated value provided last week. Representatives of Sidley Austin LLP and Venable LLP again reviewed with the trustees their duties under applicable law. Representatives of Sidley Austin LLP described key differences in Blackstone’s all-cash offer and Vornado’s proposal in its non-binding letter, noting that Vornado’s proposed front-end cash tender offer would likely not close for at least two months from entering into any definitive agreement and Vornado’s proposed back-end merger would likely not close for approximately four to six months from entering into any definitive agreement. Representatives of Sidley Austin LLP also noted that Vornado’s February 4, 2007 letter was non-binding and was not accompanied by definitive terms or documentation. Representatives of Merrill Lynch provided information regarding the range of termination fees in similar transactions, stating that Blackstone’s required termination fee was about average for such transactions, and regarding the net present value of Vornado’s non-binding proposal, stating that such value was in the range of $54.81 to $55.07 per share, even after taking into account the receipt of dividends in the interim. At the request of our board of trustees, Merrill Lynch confirmed to our trustees that its written opinion dated January 24, 2007, to the effect that the proposed merger consideration being offered by affiliates of Blackstone was fair from a financial point of view to the Company’s shareholders and unit holders who elected to receive cash merger consideration, had not changed. Mr. Kincaid then reported that senior management recommended that our board approve the amendment to the Blackstone merger agreement.
     After discussion, and taking into account the factors described below in greater detail in the section entitled “Reasons for the Mergers and Recommendation of our Board of Trustees,” our board of trustees unanimously adopted resolutions which, among other things, approved the mergers, the Blackstone merger agreement and the other transactions contemplated by the Blackstone merger agreement and resolved to continue to recommend that our common shareholders vote for the approval of the merger of the Company with an affiliate of Blackstone and the Blackstone merger agreement.
     Following the board meeting, the Company and Blackhawk Parent LLC executed an amendment to the Blackstone merger agreement. Prior to the market opening on February 6, 2007, the Company issued a press release announcing the execution of the amendment to the Blackstone merger agreement and filed a Form 8-K with the SEC.
Reasons for the Mergers and Recommendation of our Board of Trustees
     At a special meeting held on February 5, 2007, our board of trustees unanimously determined that the merger of the Company with an affiliate of Blackstone is advisable and in the best interests of the Company and our shareholders, approved the merger, the Blackstone merger agreement and the other transactions contemplated by the Blackstone merger agreement and recommended that our shareholders vote “FOR” the approval of the merger and the Blackstone merger agreement.
     In reaching its decision to approve the merger, the Blackstone merger agreement and the other transactions contemplated by the Blackstone merger agreement, our board of trustees consulted with our senior management team, as well as our outside legal and financial advisors, and considered the matters described in the section entitled “The Mergers — Reasons for the Mergers” beginning on page 36 of the definitive proxy statement dated December 29, 2006, in the section entitled “Reasons for the Mergers and Recommendation of our Board of Trustees” beginning on page S-14 of the first proxy supplement dated January 29, 2007 and in the section entitled “Reasons for our Board’s Reaffirmation and Recommendation of our Board of Trustees” beginning of page S-9 of the second proxy supplement dated February 2, 2007. The board also considered a number of additional factors, including the following:
•	Financial Comparison.
     Our board of trustees considered the merger consideration being offered by Blackhawk Parent LLC of $55.50 per share, payable in cash, against the stated value of the merger consideration being offered by Vornado in its non-binding letter, consisting of $56.00 per share, payable in cash in a front-end tender offer, and $56.00 per share, payable in Vornado stock in a back-end merger. Based upon the estimated time the board has been advised it would likely take to consummate Vornado’s front-end cash tender offer (at least two months) and the back-end stock merger (approximately four to six months), our board has been advised that the net present value of Vornado’s proposal in its non-binding letter is between $54.81 and $55.07 per share, before adjusting for the increased risk associated with the Vornado transaction and even after taking into account the receipt of dividends. Our board of trustees also considered the certainty in value at closing of the $55.50 all-cash offer from Blackhawk Parent LLC and the fact that fluctuations in the Vornado stock price outside of the range of $115 to $135 per share would increase or decrease the value of Vornado’s proposal. Our board of trustees also noted that both the Blackhawk Parent LLC transaction and the Vornado transaction would be taxable to our shareholders.
•	Anticipated Timing and Certainty for Shareholders.
     In addition to considering the superior value of the $55.50 all-cash offer from Blackhawk Parent LLC as compared with the net present value of Vornado’s proposal in its non-binding letter, our board of trustees considered the anticipated timing and certainty of the Blackhawk Parent LLC transaction as compared to the proposals from Vornado. In that regard, the board noted that the Blackhawk Parent LLC transaction is scheduled to close on or about February 9, 2007 (subject to satisfaction or waiver of closing conditions, including the approval of the Company’s shareholders at the upcoming special meeting). By contrast, even the non-binding cash tender offer being proposed by Vornado would likely be consummated no earlier than approximately two months after entering into any definitive agreement. Furthermore, the back-end merger would likely only be able to be consummated approximately four to six months after entering into any definitive agreement. Our board of trustees considered that, when compared to the timing of the Blackhawk Parent LLC transaction, the delay before the Vornado transaction could be consummated created significant additional risks, including market and events risks and risks that a condition to closing would not be satisfied.
     Our board of trustees also considered other factors regarding the uncertainty of a Vornado transaction, including:
     — Vornado’s non-binding letter on February 4, 2007 did not contain definitive terms or documentation and could be revised or withdrawn by Vornado;
     — The possibility that, in Vornado’s non-binding letter, the front-end cash tender offer might close without the back-end merger closing, resulting in a sale of a controlling interest in the Company without a premium being paid for all of the Company’s common shares;
     — The structure of any Vornado transaction (including the back-end merger in Vornado’s non-binding letter) requires a vote of Vornado shareholders and, if the Vornado shareholders do not approve the issuance of Vornado shares in connection with the contemplated merger transaction, either Vornado or the Company may terminate the merger agreement generally without requiring any payment by Vornado under such circumstances. In this regard, it should be noted that, in connection with its February 1, 2007 offer, Vornado did deliver voting agreements from four insiders whose aggregate voting power is between 7% and 9% of Vornado’s outstanding common shares;
     — Because of the structure of Vornado’s proposal (including the back-end merger in Vornado’s non-binding letter), the Vornado board will retain a “fiduciary out” from its covenant to recommend to Vornado shareholders the approval of the share issuance; and
     — Vornado’s continued request that substantial asset dispositions and other restructuring transactions occur immediately prior to the closing could further delay the closing, distract the Company’s management from the operation of the business and cause significant disruptions with the Company’s tenants and employees.
•	Issues in Vornado’s Proposed Documentation.
     Our board considered the terms contained in Vornado’s February 1, 2007 offer and Vornado’s continued failure to address board concerns regarding certainty of value at closing and certainty of closing, particularly as compared with the Blackstone transaction, including:
     — Vornado increased the percentage of Vornado stock as a component of the total merger consideration from 40% in the January 17, 2007 non-binding proposal of the third party group to 45% in both Vornado’s February 1, 2007 offer and February 4, 2007 non-binding letter. The value of the stock portion of the consideration being offered by Vornado would remain fixed only so long as the Vornado common share price remains between $115 per share and $135 per share. As noted above, fluctuations in the Vornado share price outside that range would increase or decrease the value of Vornado’s offer;
     — Vornado’s unwillingness to allow the Company to terminate the agreement if the Vornado share price falls below $115 per share (the low end of the collar);
     — Despite the anticipated timing and certainty of the Blackstone transaction, Vornado’s unwillingness to make any payment to the Company under circumstances in which the Vornado transaction does not close for reasons outside of the Company’s control, including a failure of Vornado’s shareholders to approve the share issuance or the closing not occurring because Vornado has suffered a material adverse effect;
     — The fact that Vornado’s proposed reverse termination fee is, for all practical purposes, only payable if the Vornado board changes its recommendation to Vornado shareholders to approve the share issuance and, under such circumstance, the fee payable by Vornado is $500 million, an amount the Company believes is insufficient; and
     — Vornado’s requirement that the Company reimburse Vornado for the Blackstone termination fee if the Vornado merger agreement is terminated under a variety of circumstances, including a failure of our shareholders to approve the Vornado merger agreement for any reason, even in the absence of a competing transaction. In these instances, the Company would not only have foregone the Blackstone transaction, but would also be out-of-pocket the amount of the Blackstone termination fee.
•	Increase of Termination Fee.
     Our board of trustees considered that in order to obtain Blackhawk Parent LLC’s agreement to increase the merger consideration, Blackhawk Parent LLC required us to increase the termination fee by $220 million to $720 million. The $720 million termination fee represents approximately 3% of total equity value which, according to Merrill Lynch, is about average for transactions of this type. Our board concluded, with the advice of its financial and legal advisors, that the $720 million termination fee was reasonable and appropriate in order to maximize value and certainty for our shareholders.
     The foregoing discussion of the factors considered by our board of trustees is not intended to be exhaustive, but rather includes the material factors considered by our board of trustees. In reaching its decision to recommend that our shareholders approve the merger and the Blackstone merger agreement, our board of trustees did not quantify or assign any relative weights to the factors considered and individual trustees may have given different weights to different factors. In the event the merger is not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced shareholder value.
     A copy of this third supplement to the proxy statement was filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K, dated February 5, 2007 and filed with the SEC on February 6, 2007. A copy of the amendment to the Blackstone merger agreement described in this third supplement to the proxy statement was filed as Exhibit 2.1 to such Form 8-K and is incorporated herein by reference.